Exhibit 10.29
August 31, 2006
Ted Foxman
Eagle Test Systems, Inc.
2700 Millbrook Drive
Buffalo Grove, IL 60089
Dear Ted:
As you know, the Company is in the process of developing a compensation plan for its executive team, including a review of salaries. To facilitate that process you and we have agreed to extend your Employment Agreement which expires September 30, 2006 (the “Agreement”) through December 31, 2006
Accordingly, the period for notice referred to in Section 2 of the Agreement with respect to the period ending September 30, 2006 will be deemed timely given if given at any time prior to December 1, 2006.
Please indicate your agreement by signing in the space indicated below.
Yours very truly,
Eagle Test Systems, Inc.

By:	/s/ Michael Child

Michael Child, on behalf of the Company and the Compensation Committee
Agreed:

/s/ Ted Foxman

Ted Foxman